Exhibit 99.1

CONTACT:	Julie Shaeff, Chief Accounting Officer	9753 Katy Freeway, Suite 700
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77024
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS ANNOUNCES LEADERSHIP TRANSITIONS AND APPOINTMENTS EFFECTIVE AS OF JULY 1, 2026

Houston, TX — June 22, 2026 — Comfort Systems USA, Inc. (NYSE: FIX) (the “Company”), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced that Craig Sasser, currently Regional Vice President -Atlantic Region, will be appointed to serve as Chief Operating Officer, effective July 1, 2026. Trent T. McKenna will continue to serve as President of the Company.

Mr. Lane commented, “I’m thrilled to congratulate Craig on his new role. Craig is an ideal fit to be COO, as he is a proven leader whose contributions and deep industry knowledge have been invaluable to Comfort Systems. He will serve a pivotal role in positioning the Company for long-term growth and success.”

The Company further announced that Briston Blair will transition from his current role as the Company’s Senior Vice President – Innovation & Strategy to the role of the Company’s Chief Strategy & Innovation Officer, effective as of July 1, 2026.

Mr. Lane said, “Briston has been a driving force behind many of our strategy and innovation initiatives, and this promotion reflects the significant contributions he has made to our Company’s success. I am confident that, as Chief Strategy & Innovation Officer, he will continue to identify novel opportunities to create value for our stakeholders.”

Mr. Sasser has served as a Regional Vice President for the Company since he joined in September 2018 and has held responsibility for both the North and Atlantic regions. Prior to joining the Company, Mr. Sasser spent 34 years with a major MEP company where he started his career in project management and ultimately led the Mid-Atlantic region. Mr. Sasser earned a Bachelor of Science degree in Construction Management from Purdue University and completed the MCAA Advanced Leadership Institute at Babson College.

Mr. Blair has served as the Company’s Senior Vice President – Innovation & Strategy since January 2022. Prior to his current position, Mr. Blair served as Regional Vice President for the Company and Senior Growth Strategy & Corporate Development Advisor of the Company. Mr. Blair earned a Bachelor of Arts degree in Communications from The University of North Carolina at Chapel Hill and his MBA from East Carolina University.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 197 locations in 143 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.